Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into and shall be effective as of  November 6, 2009, by and among FGX International Inc., a Delaware corporation with a mailing address of 500 George Washington Highway, Smithfield, Rhode Island 02917 (the “Company”), and Robert Grow, an individual currently with a residence in the State of Rhode Island (“Executive”).

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.             Employment Period.  The term of Executive’s Employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence on the date hereof (the “Effective Date”) and shall continue until terminated as provided herein.  For purposes of this agreement “Termination Date” means the date on which the Employment Period ends.

2.             Employment; Duties.  Subject to the terms and conditions set forth herein, the Executive shall serve as the Executive Vice President, Product Development of the Company, and of FGX International Holdings Limited, a British Virgin Islands corporation and the indirect parent of the Company (“FGX Holdings”), during the Employment Period.  The duties assigned and authority granted to Executive shall be as set forth in the By-laws of the Company and FGX Holdings and those that are typically assigned and/or afforded to an Executive Vice President, Product Development, and such other duties and responsibilities as may otherwise reasonably be assigned to him by the Chief Executive Officer from time to time.  Executive agrees to perform his duties for the Company diligently, competently and in a good faith manner.  Notwithstanding anything to the contrary set forth herein, the Executive shall be permitted during the Employment Period to (a) engage in civic and charitable activities to the extent they are not inconsistent with Executive’s duties hereunder and (b) serve as a member of the board of directors of not more than two additional for profit corporations.

3.             Salary and Bonus.

a.             Base Salary.  Executive shall be entitled to receive a base salary from the Company during the Employment Period at the rate of two hundred thirty-five thousand four hundred and twenty-four Dollars ($235,424) per annum (as from time to time, if at all, increased, the “Base Salary”).  The Base Salary may be increased from time to time during the Employment Period, at the same time and under the same circumstances as other officers of the Company.  In addition, the Board of Directors, or Compensation Committee, of the Company or FGX Holdings (collectively, the “Board of Directors”), may further increase Executive’s Base Salary from time to time in their discretion, based upon the Company’s performance and Executive’s particular contributions.

b.             Bonus.  Executive shall be eligible for and shall receive a cash bonus for the plan year 2009, and thereafter during each year of Executive’s employment, subject to the discretion of the Company’s Board of Director’s, of up to fifty percent (50%) of his Base Salary (“Annual Target Bonus Amount”) under the Company’s executive incentive compensation plan

(the “Executive Incentive Compensation Plan”) on account of the services rendered by him during each calendar year during the Employment Period and the attainment of certain performance goals and successful completion of certain initiatives established by the Company.  The cash bonus shall be paid on or before the later of (i) March 15 of the year following the calendar year for which the bonus was earned and (ii) the date on which the Board of Directors has been able to determine within a reasonable degree of certainty the amount of the bonus. The Board of Directors may from time to time increase the Annual Target Bonus Amount.

4.             Other Benefits.

a.             Insurance and Other Benefits.  During the Employment Period, Executive shall be entitled to participate in, and shall receive the maximum benefits available under, the Company’s insurance programs (including health, supplemental health and life insurance) and any ERISA benefit plans, as the same may be adopted and/or amended from time to time, and shall receive all other benefits that are provided by the Company to other senior executives.

b.             Paid Time Off.  Executive shall be entitled to twenty-five (25) days of paid time off annually in accordance with the Company’s paid time off policies in effect from time to time, to be taken at such time(s) as shall not, in the reasonable judgment of the Chief Executive Officer of the Company, interfere with Executive’s fulfillment of his duties hereunder.  Executive shall be entitled to as many holidays, sick days and personal days as are generally provided by the Company from time to time to its employees in accordance with the Company’s policies as in effect from time to time.

c.             Automobile Allowance.  During the Employment Period, the Company shall provide Executive with a monthly automobile allowance consistent with the plan adopted or to be adopted by the Company for other senior executives.

5.             Termination by the Company With Cause.  Upon prior written notice to Executive, the Company may terminate Executive’s employment if any of the following events shall occur (any of the following events shall constitute “Cause” for all purposes hereof):

a.             the conviction of Executive for a crime involving fraud or moral turpitude;

b.             deliberate dishonesty of Executive with respect to the Company or any of its subsidiaries or affiliates; or

c.             the refusal of Executive to follow the reasonable and lawful written instructions of the Chief Executive Officer of the Company or FGX Holdings with respect to the services to be rendered and the manner of rendering such services by Executive, provided such instructions are in accordance with the duties of the Executive under this Agreement and provided further that such refusal is material and repetitive and is not justified or excused either by the terms of this Agreement or by actions taken by the Company in violation of this Agreement.

6.             Termination by Executive; Termination by the Company Without Cause.

a.             Notice/Events:

i.              Termination by Executive.  Executive may terminate his employment at any time by providing written notice to the Company.

ii.             Termination by the Company Without Cause.  The Company may terminate Executive’s employment at any time, without Cause by providing written notice to Executive.  As used in this Agreement, the term “without Cause” shall mean termination for any reason not specified in Section 5 or Section 7 hereof.

b.             Executive’s Right to Terminate.  Executive may terminate Executive’s employment for Good Reason at any time during the term of this Agreement.  For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i)            the material reduction or material adverse change in Executive’s authority, duties, job responsibilities or reporting structure from those in effect on the date hereof;

(ii)           the material reduction by the Company in Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(iii)          a relocation of the Company’s principal executive offices to a location more than 50 miles from their current location, or the Company requiring Executive to be based anywhere other than the Company’s principal executive offices; or

(iv)          any material breach by the Company of any provision of this Agreement.

Any proposed termination of employment by Executive shall be presumed to be other than for Good Reason unless (x) Executive first provides written notice to the Company within ninety (90) days following the initial existence of the purported Good Reason condition, (y) the Company has been provided a period of thirty (30) days after receipt of Executive’s notice during which to cure, rescind or otherwise remedy the actions, events or circumstances described in such notice and (z) Executive’s termination of employment occurs within two years following the initial existence of the purported Good Reason condition.

c.             Severance.

i.              Without Cause.  If the Company terminates Executive’s employment without Cause, or if Executive terminates his employment pursuant to Section 6(b) hereof, then, subject to Section 8, commencing on the date of termination of employment, the Company shall provide Executive with a severance package which shall consist of the following:  for a period equal to eighteen (18) months after the date of termination (x) payment on the first business day of each month of an amount equal to one-twelfth of Executive’s then current Salary under Section 3(a) hereof; (y) payment on the first business day of each month of an amount equal to one-twelfth of Executive’s Annual Target Bonus Amount (as defined in Section 3(b) above) for the year of termination; and (z) continuation of all benefits under Section 4(a) hereof at the same cost to Executive as is applicable to active employees of the Company; provided, however, that benefits under Section 4(a) shall be discontinued as of the date on which Executive is provided comparable benefits from any other source.  Notwithstanding anything herein to the contrary, each severance payment shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

ii.             General Release.  As a condition precedent to receiving any severance payment, Executive shall execute a general release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys, except for claims arising under this Agreement or any employee benefit plan (other than any employee benefit plan providing a benefit in the nature of a severance benefit) in which Executive participates or for any right to indemnification to which Executive may be entitled under this Agreement or as an officer and director of the Company.

iii.            Withholding.  All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

iv.            Certain Reductions of Payments by the Company.

1.             Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the U.S. Internal Revenue Code (the “Code”), and thus would result in the Executive incurring an excise tax under Section 4999 of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount, but only if and to the extent that the after-tax value to the Executive of reduced Agreement Payments would exceed the after-tax value to the Executive of the Agreement Payments received by the Executive without application of such reduction.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments’ which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  For purposes of this Section 6(c)(iv), present value shall be determined in accordance with Section 280G(d)(4) of the Code.  Thus, for illustrative purposes only, if the Executive’s average W-2 compensation for the five (5) years prior to the year in which a change in control occurs (the “Base Amount”) was $500,000, and the value of the payments and benefits that are contingent upon the change in control (the “Parachute Payments”) was $1,510,000, the Executive would have an excess parachute payment within the meaning of Section 280G(b) of the Code since the value of the parachute payments ($1,510,000) would be greater than three (3) times the Executive’s Base Amount ($1,500,000).  The amount of the excess parachute payment would be $1,010,000 (the amount by which the value of the parachute payments exceeds one (1) times the Base Amount), and if the aggregate amount of the parachute payments was not reduced, the Executive would incur an excise tax under Section 4999 of the Code equal to 20% of the excess parachute payment (or $202,000).  This excess parachute payment could be avoided if instead, the value of the parachute payments was reduced by $10,001 to $1,499,999 (since the value of the parachute payments then would be less than three (3) times the Base Amount).  Since the Executive would receive a greater after tax amount, under the foregoing example, if his parachute payments were reduced by $10,001 (to $1,499,999) than he would if his parachute payments were not reduced and the Executive incurred a $202,000 excise tax (reducing his parachute payments to $1,308,000) on the excess parachute payment, the Executive’s parachute payments would be reduced under this provision to $1,499,999 (by $10,001) to avoid any excess parachute payments.

2.             All determinations required to be made under this Section 6(c)(iv) shall be made by the Company’s accountants for the Company’s last fiscal year or, at the mutual agreement of the Executive and the Company, any other nationally or regionally recognized firm of independent public accountants (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 6(c)(iv), provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 6(c)(iv) and shall notify the Executive promptly of such election.  Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.  All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 6(c)(iv) shall be borne by the Company.

3.             As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid to the Company; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

7.             Death or Disability.  In the event of Executive’s death or disability, the Employment Period will automatically terminate effective as of the date of such death or disability.  As used in this Agreement, the term “disability” shall mean inability on the part of Executive for a period of more than six (6) months in the aggregate during any twelve (12) consecutive month period to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two physicians together shall select a third physician, whose determination as to disability shall be binding on all parties.

8.             Change in Control.

a.             If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within six (6) months before and in anticipation of, or twelve (12) months after, a Change in Control (as defined in Paragraph (b) of this Section 8), Executive shall be entitled to receive a supplemental bonus payment (the “Change in Control Payment”) from the Company equal to one and one-half (1.5) times the sum of (x) Executive’s then current Base Salary and (y) Executive’s Annual Target Bonus Amount (as defined in Section 3(b) above) for the year in which Executive’s employment is terminated or, if greater, for the year in which the Change in Control occurs.  The Change in Control Payment shall be paid to Executive within fifteen (15) days after: (i) the Change in Control if Executive’s employment was terminated within six (6) months before the Change in Control; or (ii) the termination of Executive’s employment by the Company if Executive’s employment terminates within twelve (12) months after the Change in Control.  Executive shall also be entitled to continuation of all benefits under Section 4(a) hereof at the same cost to Executive as is applicable to active employees of the Company until the earlier of (x) the eighteen-month anniversary of the termination date and (y) the date on which Executive is provided comparable benefits from any other source.  In addition, all stock options, restricted stock, restricted stock units and other equity-based interests held by Executive shall vest and become immediately exercisable.  If Executive is entitled to a Change in Control Payment and benefits under this Section 8(a), Executive shall not have any rights to receive any severance payments or benefits pursuant to Section 6(c) hereof.  If Executive’s employment by the Company terminates within six (6) months prior to the Change in Control and Executive received severance payments pursuant to Section 6(c) hereof, any amounts so paid by the Company to Executive shall be deducted from any Change in Control Payment otherwise payable to Executive pursuant to this Section 8(a).

b.             A “Change in Control” will be deemed to have occurred if (i) a Takeover Transaction occurs, or (ii) any election of directors of FGX Holdings takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election, or (iii) FGX Holdings effectuates a complete liquidation of FGX Holdings or a sale or disposition of all or substantially all of its assets.  A “Change in Control” shall not be deemed to include, the recapitalization of FGX Holdings or any transactions related thereto, consummated on or prior to the Effective Date.

c.             A “Takeover Transaction” shall mean (i) a merger or consolidation of FGX Holdings with any other Person, other than a merger or consolidation in which the individuals who were members of the Board of Directors of FGX Holdings immediately prior to such transaction continue to constitute a majority of the board of directors of the surviving corporation or any parent thereof for a period of not less than twelve (12) months following the closing of such transaction, or (ii) when any Person becomes after the date hereof the beneficial owner of securities of FGX Holdings representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of FGX Holdings, excluding any Person that is excluded from the definition of “beneficial owner” under Rule 16(a)-1(a)(1) under the Exchange Act.

For purpose of this Agreement:  (i) the term “Affiliate” shall have the meaning set forth in Rule 144 under the Securities Act of 1933, as amended; (ii) the term “beneficial owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; (iii) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and (iv) the term “Person” shall have the meaning ascribed to such term under Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include

(1) FGX Holdings or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of FGX Holdings or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of FGX Holdings in substantially the same proportions as their ownership of stock of FGX Holdings.

9.             Non-Competition.  During the Employment Period and after termination of Executive’s employment hereunder, whether or not such termination is without Cause or for Good Reason, Executive shall not be involved in the Restricted Business Activities, as defined below, for the period ending twelve (12) months after the date of termination of Executive’s employment (the “Non-compete Period”) provided that the Company has not otherwise breached its obligations under the Agreement.  As used in this Agreement, the term “Restricted Business Activities” shall mean any business which markets and sells to customers of a class or category to which FGX Holdings or any of its subsidiaries, markets and sells at the time Executive’s employment terminated products or services marketed and sold by FGX Holdings or any of its subsidiaries at such time or products or services which at such time FGX Holdings or any of its subsidiaries was actively considering marketing and selling to such customers.  During the Non-compete Period, Executive shall not, without the written approval of the Company, directly or indirectly, either as an individual, partner, joint venturer, employee or agent for any person, company, corporation or association, or as an officer, director or stockholder of a corporation or otherwise, enter into or engage in or have a proprietary interest in the Restricted Business Activities other than the ownership of (a) the stock of FGX Holdings then held by Executive, and (b) no more than five percent (5%) of the securities of any other publicly-held company.

Executive recognizes and agrees that because a violation by him of his obligations under this Section 9 will cause irreparable harm to FGX Holdings or any of its subsidiaries that would be difficult to quantify and for which money damages would be inadequate, any party included in the definition of FGX Holdings or any of its subsidiaries shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.  The Non-compete Period will be extended by the duration of any violation by Executive of any of his obligations under this Section 9.

Executive expressly agrees that the character, duration and scope of his obligations under this Section 9 are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed.  However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of such obligations is unreasonable in light of the circumstances as they then exist, then it is the intention of both Executive and the Company that Executive’s obligations under this Section 9 shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of Executive’s obligations under this Section 9.

10.           Confidentiality Covenants.   The Company will not disclose the terms and conditions of Executive’s employment, unless it is required by law to do so.

11.           Section 409A.  To the extent that the Executive otherwise would be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six (6) months beginning on the Termination Date that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (x) the payment shall not be made to the Executive during such six (6) month period and (y) the payment, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code shall be paid to the Executive on the earlier of the six-month anniversary of the Termination Date or the Executive’s death.  Similarly, to the extent that the Executive otherwise would be entitled to any benefit (other than a payment) during the six months beginning on the Termination Date that would be subject to the Section 409A additional tax, the benefit shall be delayed and shall begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay) on the earlier of the six-month anniversary of the Termination Date, or the Executive’s death.

12.           Governing Law/Jurisdiction.  This Agreement shall be governed by and interpreted and governed in accordance with the laws of the State of Rhode Island.  The parties agree that this Agreement was made and entered into in Rhode Island and each party hereby consents to the jurisdiction of a competent court in Rhode Island to hear any dispute arising out of this Agreement.

13.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto, with the exception of the Proprietary Rights Agreement with the Company signed by Executive.  This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

14.           Notices.  All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested.

(a)                                  to the Company at:

500 George Washington Highway

Smithfield, Rhode Island 02917

Attn:  Chief Executive Officer

(b)                                 to Executive at:

the last home address appearing on the Company’s records

Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial over-night courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

15.           Severability.  If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable,

the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

16.           Waiver.  The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect.  Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17.           Successors and Assigns.  This Agreement shall be binding upon the Company and any successors and assigns of the Company and shall inure to the benefit of Executive and his heirs, personal representations and assigns.

18.           Indemnification.  The Company shall indemnify Executive to the maximum extent permitted under applicable law against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any civil, criminal, administrative, or investigative action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while an officer or director of the Company or FGX Holdings or any of their direct or indirect subsidiaries or affiliates or thereafter, by reason of his being or having been an officer or director of the Company or FGX Holdings or any of the their direct or indirect subsidiaries or affiliates.  Expenses (including attorneys’ fees) incurred by Executive in defending any such action, suit or other proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company.  The right of indemnification provided herein shall not be exclusive of or affect any other rights to which Executive may be entitled.  The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever.

19.           Counterparts.  This Agreement may be executed in counterparts and by facsimile, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

20.           Third Party Beneficiaries.  Each of the parties hereto agree that FGX Holdings and each of its subsidiaries is and shall be deemed an intended third party beneficiary of the Company’s rights under Section 9 of this Agreement with full rights to enforce the provisions thereof as if a signatory hereto.

21.           Attorney’s Fees.  In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the

“prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FGX INTERNATIONAL INC.

By:	/s/ Alec Taylor
Name:	Alec Taylor
Title:	Chief Executive Officer

EXECUTIVE

/s/ Robert Grow
Name:	Robert Grow

[Signature Page to Employment Agreement]